Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259, 40357) VOLUNTARY ANNOUNCEMENT SUBMISSION OF TENDER FOR GAMING CONCESSION This is a voluntary announcement made by Wynn Macau, Limited (the “Company”) in relation to the submission of a tender for gaming concession. The board of directors (the “Board”) of the Company announces that, on 13 September 2022, Wynn Resorts (Macau) S.A., a wholly-owned subsidiary of the Company, submitted a tender to the government of Macau Special Administrative Region of the People’s Republic of China (“Macau”) for the awarding of a 10-year gaming concession contract to operate games of chance or other games in casinos in Macau commencing on 1 January 2023. Further announcement will be made by the Company as and when appropriate in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. By order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 13 September 2022 As at the date of this announcement, the Board comprises Craig S. Billings, Ian Michael Coughlan and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Matthew O. Maddox (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors). * For identification purposes only